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                                                                    Exhibit 4.56


                     [Letterhead of Xinhua Finance Limited]


Date: June 30, 2007

To:  Xinhua Finance Media Limited ("XFMedia")

Re:  Waiver of inter-company balance


This is to confirm our agreement to irrevocably waive the entire amount of an inter-company balance owed by XFMedia to us of US$26,969,786 as of June 30, 2007.




Sealed with the common seal of
Xinhua Finance Limited and
Signed by Fredy Bush, its
Chief Executive Officer

/s/ Fredy Bush
Fredy Bush